SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a)

                           ASIA GLOBAL CROSSING LTD.
------------------------------------------------------------------------------
                               (Name of Issuer)

                Class A Common Stock, par value $0.01 per share
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  G05 330108
------------------------------------------------------------------------------
                                (CUSIP Number)

                  MITCHELL SUSSIS, ESQ., CORPORATE SECRETARY
                             GLOBAL CROSSING LTD.
                                7 GIRALDA FARMS
                               MADISON, NJ 07940
                                 973-410-8500
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                               November 5, 2001
------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [_]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G05 330108                   13D                   Page 2 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Global Crossing Ltd.
        98-0189783
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       427,947,683
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       342,447,683

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        342,447,683

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        58.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G05 330108                   13D                   Page 3 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Global Crossing Holdings Ltd.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       421,125,125
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       335,625,125

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        335,625,125

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        57.8%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G05 330108                   13D                   Page 4 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Global Crossing Asia Holdings Ltd.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       401,125,125
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       315,625,125

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        315,625,125

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        54.3%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G05 330108                   13D                   Page 5 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Global Crossing North American Holdings, Inc.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       105,500,000
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       20,000,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,000,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.4%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G05 330108                   13D                   Page 6 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        IPC Information Systems, Inc.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       105,500,000
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       20,000,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,000,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.4%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G05 330108                   13D                   Page 7 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        IXnet, Inc.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       105,500,000
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       20,000,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,000,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.4%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G05 330108                   13D                   Page 8 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        International Exchange Networks, Ltd.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

        00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF            0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                       104,261,538
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING            0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                       18,761,538

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        18,761,538

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.2%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          This Amendment No. 2 amends and supplements the Statement on
Schedule 13D initially filed on July 19, 2001 and Amendment No. 1 thereto (together "Schedule 13D") filed on October 5, 2001 with the Securities and Exchange Commission by GCL, GCHL, GCAL, GCNAH, IPC, IXnet, and IEN (as defined therein), which Schedule 13D relates to the Class B Common Stock, par value $0.01 per share (the "Class B Stock"), of Asia Global Crossing Ltd., a Bermuda corporation ("AGC"). The Class B Stock is immediately convertible into the same number of shares of Class A Common Stock (the "Class A Stock") of AGC that are the subject of Schedule 13D.

Item 4.  Purpose of the Transaction

          Item 4 is hereby amended and supplemented as follows:

     The following language replaces the third paragraph of Item 4 in its entirety:

          On November 5, 2001, GCL and AGC announced that, due to current market conditions, they have terminated discussions regarding a merger. The parties said that they may re-evaluate the merits of a merger in the future. A joint press release relating to the termination of discussions is filed herewith as Exhibit 9 and incorporated herein by reference.

Item 7.  Exhibits

          The following exhibit is added to Item 7:

Exhibit 9                Press Release dated November 5, 2001

SIGNATURES*

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 9, 2001
                                  GLOBAL CROSSING LTD.


                                  By: /s/  Mitchell Sussis
                                      ----------------------------------------
                                  Name:   Mitchell Sussis
                                  Title:  Corporate Secretary

                                  GLOBAL CROSSING HOLDINGS LTD.


                                  By: /s/  Lorraine Dean
                                      ----------------------------------------
                                  Name:   Lorraine Dean
                                  Title:  Vice President

                                  GLOBAL CROSSING ASIA HOLDINGS LTD.


                                  By: /s/  Lorraine Dean
                                      ----------------------------------------
                                  Name:   Lorraine Dean
                                  Title:  Vice President

                                  GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.


                                  By: /s/  Mitchell Sussis
                                      ----------------------------------------
                                  Name:   Mitchell Sussis
                                  Title:  Vice President

                                  IPC INFORMATION SYSTEMS, INC.


                                  By: /s/  Mitchell Sussis
                                      ----------------------------------------
                                  Name:   Mitchell Sussis
                                  Title:  Vice President



* Pursuant to the Joint Filing Agreement with respect to Schedule 13D among GCL, GCHL, GCAL, GCNAH, IPC, IXnet, and IEN, this Amendment No. 2 to the
     Schedule 13D is filed on behalf of each of them.

                                  IXNET, INC.


                                  By: /s/  Mitchell Sussis
                                      ----------------------------------------
                                  Name:   Mitchell Sussis
                                  Title:  Vice President

                                  INTERNATIONAL EXCHANGE NETWORKS, LTD.


                                  By: /s/  Mitchell Sussis
                                      ----------------------------------------
                                  Name:   Mitchell Sussis
                                  Title:  Vice President